Exhibit 3.2

FOURTH CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
9.00% SERIES A CUMULATIVE PREFERRED STOCK
OF
MIND TECHNOLOGY, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

MIND Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1.    The name of the corporation is MIND Technology, Inc. (the “Corporation”).

2.    The original Certificate of Designations, Preferences and Rights of 9.00% Series A Cumulative Preferred Stock was filed with the Secretary of State of the State of Delaware on August 3, 2020 (the “Original Certificate”).

3.    A Certificate of Amendment to the Original Certificate (the “First Amendment”) was filed with the Secretary of State of the State of Delaware on September 25, 2020 to increase the number of shares of Series A Preferred Stock (as defined in the Certificate of Designations) to 1,494,046 shares.

4.    A Second Certificate of Amendment to the Original Certificate (the “Second Amendment”) was filed with the Secretary of State of the State of Delaware on October 25, 2021 to increase the number of shares of Series A Preferred Stock (as defined in the Certificate of Designations) to 1,994,046 shares.

5.    A Third Certificate of Amendment to the Original Certificate (the “Third Amendment”) was filed with the Secretary of State of the State of Delaware on November 4, 2021 (the Original Certificate as amended by the First Amendment, Second Amendment and Third Amendment, the “Certificate of Designations”) to increase the Exchange Cap (as defined in the Certificate of Designations) to 49,851,150 shares.

6.    The Certificate of Designations is further amended by deleting Sections 7(a) and 7(b) and replacing them with the following:

“(a)         Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Company has provided notice of its election to redeem some or all of the shares of Series A Preferred Stock held by such holder pursuant to Section 6, in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the Two Hundred Fifty Dollars ($250.00) liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series A Preferred Stock, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and (ii) two hundred fifty (250.00), which we refer to as the “Share Cap,” subject to adjustments provided in Section 7(a) below.

(b)         The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 4,985,115 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.”

7.    The foregoing amendment to the Certificate of Designations has been duly adopted by the Corporation’s Board of Directors pursuant to the authority vested in the Corporation’s Board of Directors by the Certificate of Incorporation of the Corporation, as amended, and in accordance with Section 151 of the General Corporation Law of the State of Delaware.

8.    All other provisions of the Certificate of Designations shall remain in full force and effect.

[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Fourth Certificate of Amendment of Certificate of Designations, Preferences and Rights of 9.00% Series A Cumulative Preferred Stock to be signed by a duly authorized officer this 12th day of October, 2023.

MIND TECHNOLOGY, INC.

By:	/s/ Robert P. Capps
Robert P. Capps
Chief Executive Officer and President

[Signature Page to Fourth Certificate of Amendment of Certificate of Designations]